Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Clever Leaves Holdings Inc. on Amendment No. 4 to Form S-4 (File No. 333-241707) of our report, dated March 10, 2020, with respect to our audits of the financial statements of Schultze Special Purpose Acquisition Corp. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and for the period from June 11, 2018 (inception) through December 31, 2018, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

November 23, 2020